Exhibit 99.4

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

FDA ADVISORY COMMITTEE RECOMMENDS APPROVAL OF XIFAXAN® (RIFAXIMIN) TABLETS,

550 MG FOR MAINTENANCE OF REMISSION OF HEPATIC ENCEPHALOPATHY

RALEIGH, NC, Feb. 23, 2010 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today reported that the Gastrointestinal Drugs Advisory Committee of the FDA has recommended by a vote of 14 to 4 in favor of the approval of XIFAXAN® (rifaximin) Tablets, 550 mg for the maintenance of remission of hepatic encephalopathy (HE).

“We are very pleased with the advisory committee’s support for the approval of XIFAXAN 550 mg tablets. If approved, XIFAXAN 550 mg will be the first new option for the management of hepatic encephalopathy in over 30 years,” stated Bill Forbes, Pharm.D., Senior Vice President Research and Development and Chief Development Officer, Salix. “We believe the availability of XIFAXAN 550 mg has the potential to change the treatment paradigm for HE. Today’s independent recommendation from the outside experts comprising the advisory committee reinforces the Company’s confidence in the potential for XIFAXAN 550 mg to provide a solution for patients suffering from this serious condition.”

The committee reviewed data from the Company’s 299-subject, double-blind, placebo-controlled, multinational, Phase 3 study. This study demonstrated a statistically significant and clinically meaningful reduction in the risk of recurrent overt HE.1 The primary endpoint – the risk of experiencing a breakthrough overt HE episode – was reduced by 58 percent in XIFAXAN 550 mg-treated subjects compared with placebo (p<0.0001). The key secondary endpoint – risk of experiencing HE-related hospitalization – was reduced by 50 percent in XIFAXAN 550 mg-treated subjects compared with placebo (p=0.0129). The committee also reviewed supporting evidence from the Company’s long-term, open-label, Phase 3 study, as well as evidence derived from clinical studies in acute

HE, three-month and six-month studies from the published literature and meta-analyses.

The FDA convenes the Gastrointestinal Drugs Advisory Committee to obtain independent expert advice on a broad scope of issues relating to gastrointestinal drug products. The committee provides non-binding recommendations which will be considered by the FDA in its final review; however, the final decision on approval of the drug is made by the FDA.

The FDA has issued an action date of March 24, 2010 under the Prescription Drug User Fee Act for the XIFAXAN 550 mg HE NDA. XIFAXAN has been granted Orphan Drug designation by the FDA for use in hepatic encephalopathy. Salix believes this designation will provide seven years of marketing exclusivity in the United States if XIFAXAN 550 mg gains approval from the FDA for HE.

Hepatic encephalopathy occurs frequently in patients with cirrhosis as a result of their end-stage liver disease. Typically the cirrhosis is caused by a number of factors, such as alcohol and/or drug abuse, chronic viral hepatitis and autoimmune disease. There are more than 600,000 cases of cirrhosis in the United States and it is a leading cause of death in the United States.2 The number of cases of liver disease in the United States and around the world is rapidly increasing, with the estimated prevalence of chronic liver disease in the United States believed to be between 6 and 7 million cases. There are reported to be approximately 200,000 patients in the United States with overt HE.

About Hepatic Encephalopathy

Hepatic encephalopathy (HE) is a neurological disorder caused by chronic liver failure resulting in cognitive, psychiatric and motor impairments. The condition encompasses a wide spectrum of often reversible neuropsychiatric abnormalities caused by the inability of the liver to remove toxic products in the gut, most notably ammonia produced by bacteria in the GI tract. When toxins reach the central nervous system, this condition can result in symptoms ranging in severity from mild cerebral function deficits to coma and characterized by disruption in sleep patterns, changes in personality and intellectual capacity, high blood ammonia levels, altered neuromuscular activity and electroencephalogram (EEG) abnormalities.

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption (<0.4%) and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea (TD) caused by non–invasive strains of Escherichia coli. XIFAXAN (rifaximin) is a gut–selective antibiotic with negligible systemic absorption (<0.4%) and broad–spectrum activity in vitro against both gram–positive and gram–negative pathogens. Rifaximin has a similar tolerability profile to that of placebo and has activity against the most common TD pathogens. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

Rifaximin has been used in Italy for 24 years and is approved in 33 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLV™ ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

1. Barbaro. In: Hepatology: Flumazenil for Hepatic Encephalopathy Grade III and IVa in Patients With Cirrhosis: An Italian Multicenter Double-Blind, Placebo-Controlled, Cross-Over Study 1998: 374-378. AASLD publication Vol. 28, No. 2.

2. DuFour. In: Everhart, ed. Digestive Diseases in the United States: Epidemiology and Impact. 1994: 613-646. NIH publication No. 94-1447.